MARINA BIOTECH, INC.

17870 Castleton Street, Suite 250

City of Industry, California 91748

December 22, 2017

River Charitable Remainder Unit Trust,

FBO Isaac Blech, July 20, 1987,

Isaac Blech Trustee

4 World Trade Center

150 Greenwich Street, 49th Floor

New York, New York 10007

Dear Mr. Blech:

Reference is hereby made to that certain Convertible Promissory Note in the aggregate principal amount of $500,000 (the “Note”) issued by Marina Biotech, Inc., a Delaware corporation (the “Company”), to River Charitable Remainder Unit Trust, FBO Isaac Blech, July 20, 1987, Isaac Blech Trustee (“Holder”) on November 22, 2017 pursuant to that certain Note Purchase Agreement dated as of November 22, 2017 by and between the Company and Holder (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement and/or the Note, as the context requires.

By executing below, Holder and the Company hereby agree to delete the first sentence of Section 2 of the Note in its entirety and to replace such first sentence of Section 2 of the Note in its entirety with the following:

“Interest on the unpaid principal amount shall accrue beginning on the issue date set forth above at a rate equal to eight percent (8%) per annum computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid or converted as provided in Section 3 hereof; provided, that if the Company does not consummate the Qualified Financing on or before February 15, 2018 (which deadline may be extended by fifteen (15) days upon mutual agreement between the Company and the placement agent with respect to the Qualified Financing), then the interest rate shall increase to twenty percent (20%) per annum, with such increased interest rate increasing by an additional two percent (2%) every month thereafter until this Note is repaid in full (up to a maximum interest rate of thirty percent (30%)).”

Except as expressly set forth herein, all of the other terms, conditions, covenants and provisions contained in the Purchase Agreement and the Note are, and shall continue to be, in full force and effect and are hereby ratified ad confirmed in all respects.

1

This letter agreement and its enforcement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts-of-law principles.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, admissible into evidence, and all of which together shall be deemed to be a single instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[remainder of page intentionally left blank; signature page follows]

2

Please acknowledge your agreement with the foregoing by signing in the space provided below.

MARINA BIOTECH, INC.

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	Executive Chairman

AGREED AND ACCEPTED:

River Charitable Remainder Unit Trust,

FBO Isaac Blech, July 20, 1987,

Isaac Blech Trustee

By:	/s/ Isaac Blech
Name:	Isaac Blech
Title:	Trustee

3